Exhibit 99.1

National Dentex Corporation Announces Acquisition of Wornson - Polzin Dental Laboratory

    WAYLAND, Mass.--(BUSINESS WIRE)--Feb. 8, 2005--National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in the United States, today announced the acquisition of Wornson - Polzin Dental Laboratory of Mankato, Minnesota effective February 1, 2005. Wornson - Polzin had sales in excess of $3,000,000 in its last fiscal year ended July 31, 2004. Terms of the transaction were not disclosed.
    Mr. David Brown, President & CEO, commented: "We are delighted to welcome into the National Dentex family of labs, Wornson - Polzin Dental Laboratory. From its Mankato location, approximately eighty miles southwest of Minneapolis, Wornson - Polzin has built a solid reputation by providing quality products and services to its accounts throughout central and southern Minnesota. Founded over sixty-five years ago, Wornson - Polzin today is led by Fred Polzin and Bob Menzel, both who have been with the laboratory since 1975. Fred and Bob, together with their talented staff have carried on and built upon the rich tradition of excellence of both the Wornson and Polzin families. This reputation, along with their commitment and focus on customer service, fits well with National Dentex's operational approach of establishing lasting professional relationships with its accounts. We look forward to supporting and helping the Wornson - Polzin team continue their success.
    Mr. Brown further stated: "We continue to have discussions with a number of potential acquisition candidates. We remain firmly committed to our acquisition program and its potential to create value for shareholders."
    National Dentex Corporation serves an active customer base of over 20,000 dentists through dental laboratories located in 29 states. National Dentex's dental laboratories provide a full range of custom-made dental prosthetic appliances, including dentures, crowns and fixed bridges, and other dental specialties.

    This press release contains forward-looking statements within the meaning of the federal securities laws. The Company's actual results could be materially different as a result of a number of factors, including general economic conditions, the Company's ability to acquire and successfully operate additional laboratories, and other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission.

    CONTACT: National Dentex Corporation
             Richard F. Becker, 508-358-4422